Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2026 SECOND QUARTER RESULTS

--Top and Bottom-line Results Exceed Expectations--

-- Journeys Comparable Sales Increased 9%, Overall Comparable Sales Increased 4%--

--Fourth Consecutive Quarter of Positive Comparable Sales Growth—

-- Raises Full Year Sales Outlook --

NASHVILLE, Tenn., Aug. 28, 2025 --- Genesco Inc. (NYSE: GCO) today reported second quarter results for the three months ended August 2, 2025.

Second Quarter Fiscal 2026 Financial Summary

•
Net sales of $546 million increased 4% compared to Q2FY25
•
Comparable sales increased 4%, with stores up 5% and e-commerce up 1%
•
E-commerce sales represented 22% of retail sales
•
GAAP EPS was ($1.79) and Non-GAAP EPS was ($1.14)1 versus GAAP EPS of ($0.91) and Non-GAAP EPS of ($0.83) last year

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, "We are pleased to report another quarter that exceeded expectations and our fourth consecutive quarter of positive comparable sales growth. The momentum from the second half of last year has continued in Fiscal 2026 highlighted by Journeys high-single digit comp increase as our strategic plan to accelerate growth continues to gain traction. Our focus on product elevation, enhanced customer experience, and strengthened brand positioning is resonating with our broader target teen customer base, as we outperform the market and drive increased share.”

Vaughn continued, "Back to school is off to a very good start in the third quarter with Journeys comping nicely positive on the positive comps for the same period last year. While near-term uncertainty around tariff rates and consumer demand remains elevated, we are encouraged by our recent performance as we prepare for the start of the upcoming holiday season. I am confident in our ability to navigate the current environment and build on our momentum.”

__________________________

1Excludes charges for severance, net of tax effect and the tax impact of the One Big Beautiful Bill Act (“OBBBA”) in the second quarter of Fiscal 2026 (“Excluded Items”). A reconciliation of loss and loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted loss and loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of loss and loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Sandra Harris, Genesco's Senior Vice President Finance and Chief Financial Officer, added, "With Journeys strong performance year-to-date, we are raising our full year revenue outlook. The increased top-line and corresponding leverage are allowing us to offset additional pressure on gross margins from higher tariffs and a very promotional U.K. marketplace, and reiterate our full year adjusted EPS guidance of $1.30 to $1.70.”

Second Quarter Review

Net sales for the second quarter of Fiscal 2026 increased 4% to $546 million compared to $525 million in the second quarter of Fiscal 2025. The net sales increase reflects a 4% increase in comparable sales, including a 5% increase in same store sales and a 1% increase in e-commerce comparable sales, and a favorable foreign exchange impact, partially offset by the impact of net store closings.

Comparable Sales

Comparable Same Store and E-commerce Sales:	2QFY26	2QFY25
Journeys Group	9%	(1)%
Schuh Group	(4)%	(2)%
Johnston & Murphy Group	1%	(5)%
Total Genesco Comparable Sales	4%	(2)%
Same Store Sales	5%	(4)%
Comparable E-commerce Sales	1%	8%

The overall sales increase of 4% for the second quarter of Fiscal 2026 compared to the second quarter of Fiscal 2025 was driven by an increase of 6% at Journeys, an increase of 2% at Schuh and a 5% increase at Genesco Brands, partially offset by a decrease of 3% at Johnston & Murphy. On a constant currency basis, Schuh sales were down 4% for the second quarter this year.

Gross margin for the second quarter this year was 45.8% compared to 46.8% last year. The 100 basis point decrease in gross margin as a percentage of sales compared to Fiscal 2025 is due primarily to increased promotional activity at Schuh and lower margins at Genesco Brands related to the exit of licenses and the impact from tariffs, partially offset by increased margins at Johnston & Murphy reflecting price increases and lower retail markdowns as well as improved costs from sourcing optimization.

Selling and administrative expenses for the second quarter this year of 48.4% decreased 20 basis points as a percentage of sales from 48.6% last year primarily reflecting decreased occupancy and other expenses, partially offset by increased marketing expense and an unfavorable comparison to a credit for certain non-income taxes last year.

Genesco’s GAAP operating loss for the second quarter was $14.4 million, or 2.6% of sales this year, compared with a loss of $10.3 million, or 2.0% of sales in the second quarter last year. Adjusted for the Excluded Items in the second quarters of both Fiscal 2026 and 2025, the operating loss for the second quarter was $14.3 million this year compared to a loss of $9.3 million last year. Adjusted operating margin was a loss of 2.6% of sales in the second quarter of Fiscal 2026 compared to a loss of 1.8% in the second quarter last year.

The effective tax rate for the quarter was -15.0% in Fiscal 2026 compared to 15.2% in the second quarter last year. The adjusted tax rate, reflecting Excluded Items, was 26.5% in Fiscal 2026 compared to 15.1% in the second quarter last year. The higher adjusted tax rate for the second quarter this year compared to the second quarter last year reflects a higher expected tax rate for Fiscal 2026 versus Fiscal 2025 due to the impact of the valuation allowance in certain jurisdictions. The divergence between the effective tax rate and the adjusted tax rate is due to income tax law changes under the OBBBA that we have excluded from the adjusted tax rate.

GAAP loss from continuing operations was $18.5 million in the second quarter of Fiscal 2026 compared to a loss of $9.9 million in the second quarter last year. Adjusted for the Excluded Items, the second quarter loss from continuing operations was $11.7 million, or $1.14 per share, in Fiscal 2026, compared to a loss of $9.1 million, or $0.83 per share, in the second quarter last year.

Cash, Borrowings and Inventory

Cash as of August 2, 2025 was $41.0 million, compared with $45.9 million as of August 3, 2024. Total debt at the end of the second quarter of Fiscal 2026 was $71.0 million compared with $77.8 million at the end of last year’s second quarter. Inventories increased 11% on a year-over-year basis, reflecting increased inventory at Journeys, Schuh and Johnston & Murphy, partially offset by decreased inventory at Genesco Brands.

Capital Expenditures and Store Activity

For the second quarter this year, capital expenditures were $15 million, related primarily to retail stores and other initiatives. Depreciation and amortization was $13 million. During the quarter, the Company opened nine stores and closed 12 stores. The Company ended the quarter with 1,253 stores compared with 1,314 stores at the end of the second quarter last year, or a decrease of 5%. Square footage was down 3% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the second quarter of Fiscal 2026. The Company currently has $29.8 million remaining on its expanded share repurchase authorization announced in June 2023.

Fiscal 2026 Outlook

For Fiscal 2026, the Company:

•
Continues to expect adjusted diluted earnings per share from continuing operations in the range of $1.30 to $1.70 2 , including the impact of tariffs currently in place
•
Now expects total sales to be up 3% to 4% compared to Fiscal 2025 with comparable sales range up 4% to 5%, up from prior guidance for total sales to be up 1% to 2% and comparable sales up 2% to 3%.
•
Guidance assumes no further share repurchases and a tax rate of 29% excluding the tax impact of OBBBA

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of second quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on August 28, 2025, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Genesco to Present at the Goldman Sachs 32ndAnnual Global Retailing Conference

As previously announced, Genesco’s management team will present at the Goldman Sachs 32nd Annual Global Retailing Conference on Thursday, September 4, 2025 at 8:55 a.m.(Eastern Time). The audio portion of the presentation will be webcast live and may be accessed through the Company's internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, the imposition of tariffs (including the timing and amount thereof) on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; our ability to pass on price increases to our customers; restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; civil disturbances; our ability to renew our license agreements; impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; changes in tax laws and tax rates and the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"

sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including more than 1,250 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear inspired by youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent men and women with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Wrangler, Dockers, Starter and PONY. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Sandra Harris, SVP Finance, Chief Financial Officer Claire S. McCall

(615) 367-7578 (615) 367-8283

SHarris2@genesco.com cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 2		Quarter 2
	August 2, 2025	% of Net Sales	August 3, 2024	% of Net Sales
Net sales	$545,965	100.0%	$525,188	100.0%
Cost of sales	296,016	54.2%	279,549	53.2%
Gross margin(1)	249,949	45.8%	245,639	46.8%
Selling and administrative expenses	264,265	48.4%	255,135	48.6%
Asset impairments and other, net(2)	124	0.0%	778	0.1%
Operating loss	(14,440)	-2.6%	(10,274)	-2.0%
Other components of net periodic benefit cost	148	0.0%	86	0.0%
Interest expense, net	1,459	0.3%	1,345	0.3%
Loss from continuing operations before income taxes	(16,047)	-2.9%	(11,705)	-2.2%
Income tax expense (benefit)	2,409	0.4%	(1,776)	-0.3%
Loss from continuing operations	(18,456)	-3.4%	(9,929)	-1.9%
Loss from discontinued operations, net of tax	(15)	0.0%	(63)	0.0%
Net Loss	$(18,471)	-3.4%	$(9,992)	-1.9%
Basic loss per share:
Before discontinued operations	$(1.79)		$(0.91)
Net loss	$(1.79)		$(0.91)
Diluted loss per share:
Before discontinued operations	$(1.79)		$(0.91)
Net loss	$(1.79)		$(0.91)
Weighted-average shares outstanding:
Basic	10,294		10,942
Diluted	10,294		10,942

(1)
Includes a $0.2 million gross margin charge in the second quarter of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $0.1 million charge in the second quarter of Fiscal 2026 for severance. Includes a $0.8 million charge in the second quarter of Fiscal 2025 which includes $0.7 million for severance and $0.1 million for asset impairments.

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Six Months Ended		Six Months Ended
	August 2, 2025	% of Net Sales	August 3, 2024	% of Net Sales
Net sales	$1,019,938	100.0%	$982,785	100.0%
Cost of sales	548,808	53.8%	520,865	53.0%
Gross margin(1)	471,130	46.2%	461,920	47.0%
Selling and administrative expenses	513,300	50.3%	502,966	51.2%
Asset impairments and other, net(2)	415	0.0%	1,356	0.1%
Operating loss	(42,585)	-4.2%	(42,402)	-4.3%
Other components of net periodic benefit cost	328	0.0%	195	0.0%
Interest expense, net	2,798	0.3%	2,235	0.2%
Loss from continuing operations before income taxes	(45,711)	-4.5%	(44,832)	-4.6%
Income tax benefit	(6,043)	-0.6%	(10,615)	-1.1%
Loss from continuing operations	(39,668)	-3.9%	(34,217)	-3.5%
Loss from discontinued operations, net of tax	(30)	0.0%	(122)	0.0%
Net Loss	$(39,698)	-3.9%	$(34,339)	-3.5%
Basic loss per share:
Before discontinued operations	$(3.82)		$(3.13)
Net loss	$(3.82)		$(3.14)
Diluted loss per share:
Before discontinued operations	$(3.82)		$(3.13)
Net loss	$(3.82)		$(3.14)
Weighted-average shares outstanding:
Basic	10,394		10,936
Diluted	10,394		10,936

(1)
Includes a $1.8 million gross margin charge in the first six months of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $0.4 million charge in the first six months of Fiscal 2026 for severance. Includes a $1.4 million charge in the first six months of Fiscal 2025 which includes $1.0 million for severance and $0.4 million for asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 2		Quarter 2
	August 2, 2025	% of Net Sales	August 3, 2024	% of Net Sales
Sales:
Journeys Group	$318,189	58.3%	$298,846	56.9%
Schuh Group	126,595	23.2%	124,561	23.7%
Johnston & Murphy Group	68,789	12.6%	71,037	13.5%
Genesco Brands Group	32,392	5.9%	30,744	5.9%
Net Sales	$545,965	100.0%	$525,188	100.0%
Operating income (loss):
Journeys Group	$(4,999)	-1.6%	$(11,151)	-3.7%
Schuh Group	(11)	0.0%	7,339	5.9%
Johnston & Murphy Group	(1,782)	-2.6%	(403)	-0.6%
Genesco Brands Group(1)	653	2.0%	2,672	8.7%
Corporate and Other(2)	(8,301)	-1.5%	(8,731)	-1.7%
Operating loss	(14,440)	-2.6%	(10,274)	-2.0%
Other components of net periodic benefit cost	148	0.0%	86	0.0%
Interest, net	1,459	0.3%	1,345	0.3%
Loss from continuing operations before income taxes	(16,047)	-2.9%	(11,705)	-2.2%
Income tax expense (benefit)	2,409	0.4%	(1,776)	-0.3%
Loss from continuing operations	(18,456)	-3.4%	(9,929)	-1.9%
Loss from discontinued operations, net of tax	(15)	0.0%	(63)	0.0%
Net Loss	$(18,471)	-3.4%	$(9,992)	-1.9%

(1)
Includes a $0.2 million gross margin charge in the second quarter of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $0.1 million charge in the second quarter of Fiscal 2026 for severance. Includes a $0.8 million charge in the second quarter of Fiscal 2025 which includes $0.7 million for severance and $0.1 million for asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Six Months Ended		Six Months Ended
	August 2, 2025	% of Net Sales	August 3, 2024	% of Net Sales
Sales:
Journeys Group	$590,823	57.9%	$558,291	56.8%
Schuh Group	222,510	21.8%	216,910	22.1%
Johnston & Murphy Group	145,628	14.3%	150,244	15.3%
Genesco Brands Group	60,977	6.0%	57,340	5.8%
Net Sales	$1,019,938	100.0%	$982,785	100.0%
Operating Income (Loss):
Journeys Group	$(20,282)	-3.4%	$(29,973)	-5.4%
Schuh Group	(6,142)	-2.8%	1,443	0.7%
Johnston & Murphy Group	(1,282)	-0.9%	1,952	1.3%
Genesco Brands Group(1)	1,351	2.2%	1,686	2.9%
Corporate and Other(2)	(16,230)	-1.6%	(17,510)	-1.8%
Operating loss	(42,585)	-4.2%	(42,402)	-4.3%
Other components of net periodic benefit cost	328	0.0%	195	0.0%
Interest, net	2,798	0.3%	2,235	0.2%
Loss from continuing operations before income taxes	(45,711)	-4.5%	(44,832)	-4.6%
Income tax benefit	(6,043)	-0.6%	(10,615)	-1.1%
Loss from continuing operations	(39,668)	-3.9%	(34,217)	-3.5%
Loss from discontinued operations, net of tax	(30)	0.0%	(122)	0.0%
Net Loss	$(39,698)	-3.9%	$(34,339)	-3.5%

(1)
Includes a $1.8 million gross margin charge in the first six months of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $0.4 million charge in the first six months of Fiscal 2026 for severance. Includes a $1.4 million charge in the first six months of Fiscal 2025 which includes $1.0 million for severance and $0.4 million for asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	August 2, 2025	August 3, 2024
Assets
Cash	$40,989	$45,855
Accounts receivable	54,322	57,497
Inventories	501,008	450,187
Other current assets	49,572	53,181
Total current assets	645,891	606,720
Property and equipment	238,626	229,116
Operating lease right of use assets	475,221	402,715
Goodwill and other intangibles	36,744	36,446
Non-current prepaid income taxes	—	58,051
Other non-current assets	25,443	50,703
Total Assets	$1,421,925	$1,383,751

Liabilities and Equity
Accounts payable	$193,016	$187,439
Current portion long-term debt	13,275	—
Current portion operating lease liabilities	123,106	122,527
Other current liabilities	84,958	85,697
Total current liabilities	414,355	395,663
Long-term debt	57,677	77,839
Long-term operating lease liabilities	395,186	329,773
Other long-term liabilities	48,335	47,854
Equity	506,372	532,622
Total Liabilities and Equity	$1,421,925	$1,383,751

GENESCO INC.

Store Count Activity

	Balance 02/03/24	Open	Close	Balance 02/01/25	Open	Close	Balance 08/02/25
Journeys Group	1,063	7	64	1,006	6	28	984
Schuh Group	122	4	2	124	1	5	120
Johnston & Murphy Group	156	1	9	148	6	5	149
Total Retail Stores	1,341	12	75	1,278	13	38	1,253

	Balance 05/03/25	Open	Close	Balance 08/02/25
Journeys Group	989	4	9	984
Schuh Group	121	1	2	120
Johnston & Murphy Group	146	4	1	149
Total Retail Stores	1,256	9	12	1,253

GENESCO INC.

Comparable Sales

	Quarter 2		Six Months
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Journeys Group	9%	-1%	9%	-3%
Schuh Group	-4%	-2%	-2%	-4%
Johnston & Murphy Group	1%	-5%	0%	-4%
Total Comparable Sales	4%	-2%	5%	-3%
Same Store Sales	5%	-4%	5%	-6%
Comparable E-commerce Sales	1%	8%	4%	6%

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Three Months Ended August 2, 2025 and August 3, 2024

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 2			Quarter 2
	August 2, 2025			August 3, 2024
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(18,456)	$(1.79)		$(9,929)	$(0.91)

Gross margin adjustment:
Charges related to distribution model transition	$—	—	0.00	$169	176	0.02

Asset impairments and other adjustments:
Asset impairment charges	$—	—	0.00	$116	95	0.01
Severance	124	88	0.00	662	512	0.05
Total asset impairments and other adjustments	$124	88	0.00	$778	607	0.06

Income tax expense adjustments:
Tax impact share based awards		(139)	(0.01)		592	0.05
One big beautiful bill impact		6,849	0.66		—	0.00
Other tax items		(50)	0.00		(577)	(0.05)
Total income tax expense adjustments		6,660	0.65		15	0.00
Adjusted loss from continuing operations (1) and (2)		$(11,708)	(1.14)		$(9,131)	(0.83)

(1)
The adjusted tax rate for the second quarter of Fiscal 2026 and 2025 is 26.5% and 15.1%, respectively.
(2)
EPS reflects 10.3 million and 10.9 million share count for the second quarter of Fiscal 2026 and 2025, respectively, which excludes common stock equivalents in both periods due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Six Months Ended August 2, 2025 and August 3, 2024

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Six Months			Six Months
	August 2, 2025			August 3, 2024
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(39,668)	$(3.82)		$(34,217)	$(3.13)

Gross margin adjustment:
Charges related to distribution model transition	$—	—	0.00	$1,750	1,327	0.12

Asset impairments and other adjustments:
Asset impairment charges	$34	24	0.00	$360	273	0.02
Severance	381	273	0.03	996	755	0.07
Total asset impairments and other adjustments	$415	297	0.03	$1,356	1,028	0.09
Income tax expense adjustments:
Tax impact share based awards		—	0.00		722	0.07
One big beautiful bill impact		6,849	0.66		—	0.00
Other tax items		(716)	(0.07)		(922)	(0.08)
Total income tax expense adjustments		6,133	0.59		(200)	(0.01)
Adjusted loss from continuing operations (1) and (2)		$(33,238)	$(3.20)		$(32,062)	$(2.93)

(1)
The adjusted tax rate for the first six months of Fiscal 2026 and 2025 is 26.6% and 23.2%, respectively.
(2)
EPS reflects 10.4 million and 10.9 million share count for the first six months of Fiscal 2026 and 2025, respectively, which excludes common stock equivalents in both periods due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Gross Margin

Three Months Ended August 2, 2025 and August 3, 2024

	Quarter 2 - August 2, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(4,999)	$—	$(4,999)
Schuh Group	(11)	—	(11)
Johnston & Murphy Group	(1,782)	—	(1,782)
Genesco Brands Group	653	—	653
Corporate and Other	(8,301)	124	(8,177)
Total Operating Loss	$(14,440)	$124	$(14,316)
% of sales	-2.6%		-2.6%

Depreciation and amortization			13,474
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(842)
% of sales			-0.2%

	Quarter 2 - August 3, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(11,151)	$—	$(11,151)
Schuh Group	7,339	—	7,339
Johnston & Murphy Group	(403)	—	(403)
Genesco Brands Group	2,672	169	2,841
Corporate and Other	(8,731)	778	(7,953)
Total Operating Loss	$(10,274)	$947	$(9,327)
% of sales	-2.0%		-1.8%

Depreciation and amortization			13,169
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$3,842
% of sales			0.7%

(1)Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

	Quarter 2
In Thousands	August 2, 2025	August 3, 2024
Gross margin, as reported	$249,949	$245,639
% of sales	45.8%	46.8%

Charges related to distribution model transition	—	169
Total adjustments	—	169

Adjusted gross margin	$249,949	$245,808
% of sales	45.8%	46.8%

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Gross Margin

Six Months Ended August 2, 2025 and August 3, 2024

	Six Months - August 2, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(20,282)	$—	$(20,282)
Schuh Group	(6,142)	—	(6,142)
Johnston & Murphy Group	(1,282)	—	(1,282)
Genesco Brands Group	1,351	—	1,351
Corporate and Other	(16,230)	415	(15,815)
Total Operating Loss	$(42,585)	$415	$(42,170)
% of sales	-4.2%		-4.1%
Depreciation and amortization			26,867
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(15,303)
% of sales			-1.5%

	Six Months - August 3, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(29,973)	$—	$(29,973)
Schuh Group	1,443	—	1,443
Johnston & Murphy Group	1,952	—	1,952
Genesco Brands Group	1,686	1,750	3,436
Corporate and Other	(17,510)	1,356	(16,154)
Total Operating Loss	$(42,402)	$3,106	$(39,296)
% of sales	-4.3%		-4.0%
Depreciation and amortization			26,406
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(12,890)
% of sales			-1.3%

(1)Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

	Six Months
In Thousands	August 2, 2025	August 3, 2024
Gross margin, as reported	$471,130	$461,920
% of sales	46.2%	47.0%

Charges related to distribution model transition	—	1,750
Total adjustments	—	1,750

Adjusted gross margin	$471,130	$463,670
% of sales	46.2%	47.2%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 31, 2026

In millions (except per share amounts)	High Guidance Fiscal 2026		Low Guidance Fiscal 2026
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$17.1	$1.62	$12.6	$1.19

Asset impairments and other adjustments:
Asset impairments and other matters	0.8	0.08	1.2	0.11
Total asset impairments and other adjustments (1)	0.8	0.08	1.2	0.11
Adjusted forecasted earnings from continuing operations (2)	$17.9	$1.70	$13.8	$1.30

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2026 is approximately 29%.
(2)
EPS reflects 10.6 million share count for Fiscal 2026 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.